Exhibit 99.3

Consent of Elizabeth H. Dávila

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by Advanced Medical Optics, Inc. (“AMO”) with the Securities and Exchange Commission on December 6, 2004, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of AMO, effective upon completion of the merger as described in the Registration Statement.

/s/ Elizabeth H. Dávila
Name:	Elizabeth H. Dávila

Date: December 6, 2004